EXHIBIT 99.1

AVERY DENNISON REPORTS 4th QUARTER

AND YEAR-END 2003 RESULTS

Annual sales grow nearly 15 percent to reach $4.8 billion;

Company exceeds projections for revenue and earnings in the quarter

PASADENA, Calif. – January 27, 2004 – Avery Dennison Corporation (NYSE:AVY) today reported fourth quarter diluted earnings per share of $0.59, compared with $0.56 per share for the prior-year fourth quarter. Excluding a special charge and a gain resulting from a divestiture, fourth quarter 2003 earnings were $0.65 per share, exceeding the Company’s previously announced expectations for the quarter.

“We are pleased to report better-than-expected top-line growth and earnings for the fourth quarter,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “While 2003 proved to be a year of persistently challenging market conditions across most of our businesses, we took aggressive steps to further reduce costs and invest in innovative programs for top-line growth.”

“Our Horizons growth program has taken off throughout the Company and has created hundreds of new applications and products. During its first full year of implementation, this fast-moving process generated approximately $50 million of annualized incremental sales by the end of 2003, achieving our ambitious initial goals,” said Neal.

Financial highlights for the fourth quarter of 2003:

•	Earnings per share, on a diluted basis, were $0.59, compared with $0.56 per share for the same quarter a year ago. Fourth quarter earnings include the negative effect of a special after-tax charge of $0.25 per share related to acquisition integration costs and other cost reduction initiatives, partially offset by the positive effect of a gain of $0.19 per share resulting from the divestiture of its package label converting operations in Europe. The year-ago fourth quarter results included the negative effect of a special after-tax charge to earnings of $0.12 per share, which was related to cost reduction efforts. A positive impact from currency translation contributed approximately $0.04 per share to fourth quarter 2003 earnings. The benefit from currency translation was offset by a negative impact to operating profit from the devaluation of the U.K. pound against the Euro.

•	Net income was $59.3 million, compared with $55.5 million in the fourth quarter of 2002, including the current-year and prior-year charges and gain.

•	Reported sales from continuing operations grew 12.7 percent to $1.2 billion for the fourth quarter of 2003, compared with $1.1 billion in the fourth quarter of 2002, reflecting approximately equivalent contributions from volume growth and the impact of currency translation. A higher-than-usual increase in orders by several large customers in the office products business required to reach volume-based rebate targets in December contributed to revenue growth in the quarter, which had an estimated $0.02 per share positive impact on earnings.

•	Core unit volume grew approximately 6.5 percent over the same period a year ago.

•	Operating margin, excluding restructuring charges posted in both the current and prior-year fourth quarters, declined 130 basis points in the fourth quarter of 2003, compared with the fourth quarter of 2002 (See attachment A-3, titled “Reconciliation of GAAP to Non-GAAP Measures”). The decline reflects costs associated with manufacturing capacity expansion at two facilities in Europe, the impact of the U.K. pound devaluation, a challenging pricing environment in the pressure-sensitive roll materials business, and negative product mix, which were partially offset by the benefit of productivity initiatives. On a sequential basis, operating margin declined 10 basis points compared with the third quarter of 2003, excluding restructuring charges.

•	The year-to-date tax rate for the fourth quarter was 27.5 percent, unchanged from the third quarter.

Operations Review:

The Pressure-sensitive Adhesives and Materials sector posted revenue growth of approximately 14 percent over the same period in 2002, with reported sales for the sector of $784.7 million in the fourth quarter. Approximately two-thirds of the sales growth is attributable to the impact of currency translation, primarily the Euro.

Sales in the North American pressure-sensitive roll materials business improved on a sequential basis, with fourth quarter revenue unchanged from from the prior-year period, compared with the low single-digit rate of decline reported in the second and third quarters of 2003. Before the impact of currency translation, sales in the European pressure-sensitive roll materials business increased at a low single-digit rate, driven by continued rapid growth in Eastern European markets, which was offset by modest growth in other parts of the region. The roll materials business in China reported another robust quarter, with sales growth of approximately 45 percent compared with the year-ago fourth quarter. Sales in the roll materials business in Latin America increased approximately 25 percent over the prior-year fourth quarter, excluding the impact of currency translation.

Before the impact of currency translation, the global specialty tape business achieved double-digit sales growth during the quarter, while the global graphics and reflective materials business achieved solid mid single-digit sales growth.

Operating margin, excluding restructuring charges, for the Pressure-sensitive Adhesives and Materials sector declined 150 basis points, compared with the prior-year fourth quarter, and 90 basis points sequentially (See attachment A-4, titled “Reconciliation of GAAP to Non-GAAP Supplementary Information”). More than half of the year-on-year decline is attributable to costs associated with the start-up of expanded operations at two manufacturing plants in Europe and a more challenging pricing environment in the European pressure-sensitive materials market.

The Consumer and Converted Products sector reported sales of $497.6 million in the fourth quarter, reflecting growth from continuing operations of more than 11 percent over the fourth quarter a year ago, with approximately one-third of the increase attributable to the impact of currency translation. Reported sales growth benefited from a positive impact of approximately 2 points from acquisitions net of several small product line divestitures.

Sales in the worldwide office products business increased slightly, before the impact of currency translation, reflecting an improvement over the modest revenue declines reported in previous quarters of 2003. Sales in the retail information services business increased by approximately 13 percent compared with the year-ago fourth quarter, excluding acquisitions, divestitures and currency translation, reflecting a substantial improvement over the preceding three quarters in 2003.

Operating margin, excluding restructuring charges, for the Consumer and Converted Products sector increased 10 basis points compared with the prior-year fourth quarter, and increased 90 basis points sequentially (See attachment A-4, titled “Reconciliation of GAAP to Non-GAAP Supplementary Information”).

Financial highlights for the year:

•	Earnings per share, on a diluted basis, were $2.68, compared with $2.59 per share in 2002. Annual earnings include the net effect of current-year and prior-year restructuring charges and the impact of discontinued operations. A positive impact from currency translation contributed $0.14 per share to full-year earnings in 2003.

•	Net income grew to $267.9 million, compared with $257.2 million in 2002, including the effect of current-year and prior-year restructuring charges and the impact of discontinued operations.

•	Reported sales from continuing operations grew 14.6 percent to $4.8 billion, compared with $4.2 billion in 2002, primarily reflecting the positive impact of currency exchange rates and acquisitions, net of divestitures.

•	Operating margin for the year, excluding the impact of restructuring charges, declined by approximately 150 basis points compared with 2002 (See attachment A-3, titled “Reconciliation of GAAP to Non-GAAP Measures”).

•	Return on shareholders’ equity was 22.3 percent and return on total capital was 14.3 percent.

Outlook

Avery Dennison announced that it expects earnings for the first quarter of 2004 to be in the range of $0.60 to $0.67 per share, with an estimate of annual earnings for 2004 in the range of $2.75 to $3.10 per share, excluding the effect of integration-related restructuring charges. The Company stated that it expects to take final charges of $30 million to $35 million associated with the Jackstädt integration during the first half of the year, which are expected to have a negative impact on earnings of $0.22 to $0.25 per share.

Avery Dennison said that its outlook for 2004 reflects general market expectations of improved economic trends compared with the prior year, and is based on other key assumptions, including reported revenue growth of 4 to 6 percent in the first quarter and 3.5 to 6.5 percent for the full year, and operating margin in the range of 8 to 9 percent in the first quarter and 9 to 10 percent for the full year.

“We are well positioned for the future, as we continue to aggressively develop new products and services to grow our businesses in 2004,” said Neal. “The early success of our first Horizons projects provides us with a proven platform for achieving new levels of top-line growth. Employees throughout the Company are energized to work closely with customers to develop and execute creative solutions to meet customer needs. We have solid programs and processes in place that are designed to drive sales growth and improved profitability in 2004 and beyond.”

Avery Dennison is a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer products and label materials. Based in Pasadena, Calif., the Company had 2003 sales of $4.8 billion. Avery Dennison develops, manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, automated retail tag, labeling and branding systems, and specialty tapes and polymers.

# # #

Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to price and availability of raw materials; foreign exchange rates; worldwide and local economic conditions; selling prices; impact of legal proceedings, including the U.S. Department of Justice criminal investigation into competitive practices in the label stock industry and any related proceedings or lawsuits pertaining to the subject matter; impact of Severe Acute Respiratory Syndrome (SARS) on the economy, the Company’s customers and business; successful integration of acquired companies; financial condition and inventory strategies of customers; introduction and acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

For more information and to listen to a live broadcast or an audio replay of the 4th Quarter conference call with analysts, visit the Avery Dennison

Web site at www.investors.averydennison.com

AVERY DENNISON

CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 27, 2003	Dec. 28, 2002	Dec. 27, 2003	Dec. 28, 2002
Net sales	$1,231.1	$1,092.0	$4,762.6	$4,155.9
Cost of products sold	858.4	751.7	3,304.6	2,820.3

Gross profit	372.7	340.3	1,458.0	1,335.6
Marketing, general & administrative expense	269.0	234.4	1,034.9	905.2
Interest expense	14.4	13.1	57.7	44.0
Other expense, net(1)	34.3	16.9	30.5	32.1

Income from continuing operations before taxes	55.0	75.9	334.9	354.3
Taxes on income	15.1	22.3	92.1	104.5

Income from continuing operations	39.9	53.6	242.8	249.8
Income from discontinued operations, net of taxes (including gain on disposal of $19.7 million, net of taxes of $5.8 million)	19.4	1.9	25.1	7.4

Net Income	$59.3	$55.5	$267.9	$257.2

Per share amounts:
Income per common share, assuming dilution:
Continuing operations	$0.40	$0.54	$2.43	$2.51
Discontinued operations	0.19	0.02	0.25	0.08

Net Income	$0.59	$0.56	$2.68	$2.59

Average common shares outstanding, assuming dilution	100.0	99.7	100.0	99.4

Common shares outstanding at period end	99.6	99.3	99.6	99.3

(1)	Other expense, net, for the fourth quarter of 2003 includes $34.3 million of asset impairment charges, restructuring costs, lease cancellation charges and costs associated with several product line divestitures. Other expense for the fourth quarter of 2002 includes $16.9 million of asset impairment charges and restructuring costs.

Other expense, net, for 2003 YTD includes $30.5 million of asset impairment charges, restructuring costs, lease cancellation charges and costs associated with several product line divestitures, partially offset by a gain from settlement of a lawsuit during the second quarter of 2003. Other expense for 2002 YTD includes $32.1 million of asset impairment charges, restructuring costs and lease cancellation charges.

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Avery Dennison reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.

Avery Dennison uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. Avery Dennison is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

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AVERY DENNISON

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except per share amounts)

(Unaudited)

Reconciliation of GAAP to Non-GAAP Operating Margin, Net Income and Earnings Per Share

	Three Months Ended		Twelve Months Ended
	Dec. 27, 2003	Dec. 28, 2002	Dec. 27, 2003	Dec. 28, 2002
Net sales	$1,231.1	$1,092.0	$4,762.6	$4,155.9

Income from continuing operations before taxes	$55.0	$75.9	$334.9	$354.3

GAAP Operating Margin	4.5%	7.0%	7.0%	8.5%

Income from continuing operations before taxes	$55.0	$75.9	$334.9	$354.3
Non-GAAP adjustments:
Asset impairment charges, restructuring costs, lease cancellation charges and costs associated with several product line divestitures	34.3	16.9	30.5	32.1
Interest expense	14.4	13.1	57.7	44.0

Adjusted non-GAAP operating income from continuing operations before taxes and interest expense	$103.7	$105.9	$423.1	$430.4

Non-GAAP Operating Margin	8.4%	9.7%	8.9%	10.4%

Net Income, as reported	$59.3	$55.5	$267.9	$257.2
Non-GAAP adjustments, net of taxes:
Asset impairment charges, restructuring costs, lease cancellation charges and costs associated with several product line divestitures	24.9	11.9	22.1	22.6
Income from discontinued operations	(19.4)	(1.9)	(25.1)	(7.4)

Adjusted non-GAAP Net Income	$64.8	$65.5	$264.9	$272.4

Per share amounts, as reported
Income as reported per common share, assuming dilution:	$0.59	$0.56	$2.68	$2.59
Non-GAAP adjustments, net of taxes:
Asset impairment charges, restructuring costs, lease cancellation charges and costs associated with several product line divestitures	0.25	0.12	0.22	0.23
Income from discontinued operations	(0.19)	(0.02)	(0.25)	(0.08)

Adjusted non-GAAP per share amounts, assuming dilution	$0.65	$0.66	$2.65	$2.74

Average common shares outstanding, assuming dilution	100.0	99.7	100.0	99.4

Common shares outstanding at period end	99.6	99.3	99.6	99.3

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AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

(Unaudited)

	Fourth Quarter Ended
	NET SALES		OPERATING INCOME(1)		OPERATING MARGINS
	2003	2002(2)	2003	2002(2)	2003	2002(2)
Pressure-sensitive Adhesives and Materials	$784.7	$689.4	$36.7	$43.4	4.7%	6.3%
Consumer and Converted Products	497.6	447.4	42.9	51.2	8.6%	11.4%
Intersegment Sales	(51.2)	(44.8)	N/A	N/A	N/A	N/A
Corporate Expense	N/A	N/A	(10.2)	(5.6)	N/A	N/A
Interest Expense	N/A	N/A	(14.4)	(13.1)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$1,231.1	$1,092.0	$55.0	$75.9	4.5%	7.0%

(1) Operating income for the fourth quarter of 2003 includes asset impairment charges, restructuring costs, lease cancellation charges and costs associated with several product line divestitures of $34.3 million, of which the Pressure-sensitive Adhesives and Materials segment recorded $13.1 million, the Consumer and Converted Products segment recorded $20.8 million, and Corporate recorded $.4 million.

Operating income for the fourth quarter of 2002 includes asset impairment charges and restructuring costs of $16.9 million, of which the Pressure-sensitive Adhesives and Materials segment recorded $11 million and the Consumer and Converted Products segment recorded $5.9 million.

(2) Certain prior years have been reclassified to conform with the 2003 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	OPERATING INCOME		OPERATING MARGINS
	2003	2002	2003	2002
Pressure-sensitive Adhesives and Materials
Operating income, as reported	$36.7	$43.4	4.7%	6.3%
Non-GAAP adjustments:
Asset impairment charges, restructuring costs and costs associated with several product line divestitures	13.1	11.0	1.7%	1.6%

Adjusted non-GAAP operating income	$49.8	$54.4	6.4%	7.9%

Consumer and Converted Products
Operating income, as reported	$42.9	$51.2	8.6%	11.4%
Non-GAAP adjustments:
Asset impairment charges, restructuring costs, lease cancellation charges and costs associated with several product line divestitures	20.8	5.9	4.2%	1.3%

Adjusted non-GAAP operating income	$63.7	$57.1	12.8%	12.7%

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AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

(Unaudited)

	Twelve Months Year-to-Date
	NET SALES		OPERATING INCOME(1)		OPERATING MARGINS
	2003	2002(2)	2003	2002(2)	2003	2002(2)
Pressure-sensitive Adhesives and Materials	$3,008.9	$2,568.0	$206.9	$194.8	6.9%	7.6%
Consumer and Converted Products	1,936.5	1,760.7	225.6	235.1	11.6%	13.4%
Intersegment Sales	(182.8)	(172.8)	N/A	N/A	N/A	N/A
Corporate Expense	N/A	N/A	(39.9)	(31.9)	N/A	N/A
Interest Expense	N/A	N/A	(57.7)	(43.7)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$4,762.6	$4,155.9	$334.9	$354.3	7.0%	8.5%

(1) Operating income for 2003 includes asset impairment charges, restructuring costs, lease cancellation charges and costs associated with several product line divestitures of $30.5 million, partially offset by a gain from settlement of a lawsuit during the second quarter of 2003, of which the Pressure-sensitive Adhesives and Materials segment recorded $13.6 million, the Consumer and Converted Products segment recorded $21.8 million, and Corporate recorded ($4.9 million).

Operating income for 2002 includes asset impairment charges, restructuring costs and lease cancellation charges of $32.1 million, of which the Pressure-sensitive Adhesives and Materials segment recorded $22 million and the Consumer and Converted Products segment recorded $10.1 million.

(2) Certain prior year amounts have been reclassified to conform with the 2003 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	OPERATING INCOME		OPERATING MARGINS
	2003	2002	2003	2002
Pressure-sensitive Adhesives and Materials
Operating income, as reported	$206.9	$194.8	6.9%	7.6%
Non-GAAP adjustments:
Asset impairment charges, restructuring costs, lease cancellation charges and costs associated with several product line divestitures	13.6	22.0	0.5%	0.9%

Adjusted non-GAAP operating income	$220.5	$216.8	7.4%	8.5%

Consumer and Converted Products
Operating income, as reported	$225.6	$235.1	11.6%	13.4%
Non-GAAP adjustments:
Asset impairment charges, restructuring costs, lease cancellation charges and costs associated with several product line divestitures	21.8	10.1	1.2%	0.6%

Adjusted non-GAAP operating income	$247.4	$245.2	12.8%	14.0%

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AVERY DENNISON

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions)

(Unaudited)

	Dec. 27, 2003	Dec. 28, 2002
ASSETS
Current assets:
Cash and cash equivalents	$29.5	$22.8
Trade accounts receivable, net	833.2	723.4
Inventories, net	406.1	342.1
Other current assets	172.1	127.2

Total current assets	1,440.9	1,215.5
Property, plant and equipment, net	1,289.8	1,184.4
Goodwill, net	716.6	618.2
Intangibles resulting from business acquisitions, net	151.3	147.9
Other assets	506.7	486.4

	$4,105.3	$3,652.4

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$292.6	$307.0
Accounts payable	548.5	438.6
Other current liabilities	654.9	550.5

Total current liabilities	1,496.0	1,296.1
Long-term debt	887.7	837.2
Other long-term liabilities	402.9	462.7
Shareholders' equity:
Common stock	124.1	124.1
Capital in excess of par value	703.7	740.2
Retained earnings	1,772.5	1,664.8
Minimum pension liability	(96.0)	(68.2)
Accumulated other comprehensive loss	18.4	(136.7)
Cost of unallocated ESOP shares	(11.6)	(12.2)
Employee stock benefit trusts	(595.4)	(658.7)
Treasury stock at cost	(597.0)	(596.9)

Total shareholders' equity	1,318.7	1,056.4

	$4,105.3	$3,652.4

Certain prior year amounts have been reclassified to conform with the 2003 financial statement presentation.

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AVERY DENNISON

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

(Unaudited)

	Twelve Months Ended
	Dec. 27, 2003	Dec. 28, 2002
Operating Activities:
Net income	$267.9	$257.2
Less: income from discontinued operations	25.1	7.4

Income from continuing operations	242.8	249.8
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	143.9	125.1
Amortization	35.4	25.7
Deferred taxes	(5.2)	22.2
Asset impairment and net losses on sale of assets	7.7	20.7

	424.6	443.5
Changes in assets and liabilities	(89.7)	67.5

Net cash provided by operating activities from continuing operations	334.9	511.0

Investing Activities:
Purchase of property, plant and equipment	(201.4)	(150.4)
Proceeds from sale of assets	15.4	9.4
Proceeds from sale of business	58.8	—
Payments for acquisitions	(6.9)	(397.4)
Purchase of software	(22.8)	(20.1)
Other	(8.7)	(16.8)

Net cash used in investing activities of continuing operations	(165.6)	(575.3)

Financing Activities:
Additional borrowings	417.9	697.0
Payments of debt	(447.7)	(508.5)
Dividends paid	(160.2)	(148.5)
Purchase of treasury stock	(0.3)	(10.8)
Proceeds from exercise of stock options, net	5.5	22.1
Other	18.1	17.4

Net cash (used in) provided by financing activities of continuing operations	(166.7)	68.7

Effect of foreign currency translation on cash balances	4.1	(0.7)

Increase in cash and cash equivalents	6.7	3.7

Cash and cash equivalents, beginning of period	22.8	19.1

Cash and cash equivalents, end of period	$29.5	$22.8

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